Exhibit 21.1
List of Subsidiaries of Intrexon Corporation

Domestic
AquaBounty Technologies, Inc.	Delaware
Biological & Popular Culture, Inc.	Delaware
EnviroFlight, LLC	Delaware
Exemplar Genetics, LLC	Iowa
Fruit Orchard Holdings, Inc.	Delaware
Intrexon AB, Co.	Delaware
Intrexon ABT, Inc.	Delaware
Intrexon CEU, Inc.	Delaware
Intrexon EF Holdings, Inc.	Delaware
Intrexon Energy Partners, LLC	Delaware
Intrexon Energy Partners II, LLC	Delaware
Intrexon Holdings, Inc.	Delaware
Intrexon Produce Holdings, Inc.	Delaware
Intrexon UK Holdings, Inc.	Delaware
OvaXon, LLC	Delaware
Oxitec, Inc.	Delaware
S & I Ophthalmic, LLC	Delaware
Trans Ova Genetics, L.C.	Iowa
Unicell Bio International, LLC	Delaware
ViaGen, L.C.	Iowa
Xogenix LLC	Delaware
XON Cells, Inc.	Nevada
International
ER Cell LLC	Russia
Intrexon ActoBiotics NV (naamloze vennootschap)	Belgium
Intrexon Laboratories Belgium BVBA (besloten vennootschap met beperkte aansprakelijkheid)	Belgium
Intrexon Laboratories Hungary, KFT (korlátolt felelõsségû társaság)	Hungary
Intrexon Technologies Ireland Limited	Ireland
Intrexon UK Insect Holdings Inc.	United Kingdom
Okanagan Specialty Fruits Inc.	British Columbia
Oxitec Sdn Bhd	Malaysia
Oxitec Cayman Limited	Cayman Islands
Oxitec (Singapore) PTE. Limited	Singapore
Oxitec do Brasil Tecnologia de Insetos Ltda	Brazil